Exhibit 99.1

BOSTON SCIENTIFIC TO ACQUIRE ENDOCHOICE

Acquisition Will Expand Endoscopy Gastroenterology Portfolio

MARLBOROUGH, Mass. and ALPHARETTA, Ga. (September 27, 2016) — Boston Scientific (NYSE: BSX) and EndoChoice Holdings, Inc. (NYSE: GI) today announced the companies have entered into a definitive agreement under which Boston Scientific has agreed to acquire EndoChoice. Upon completion of the transaction, EndoChoice will become part of the Boston Scientific endoscopy business.

EndoChoice develops and commercializes innovative products and services for specialists treating a wide range of gastrointestinal (GI) conditions. The EndoChoice portfolio includes single-use devices, such as resection and retrieval devices, needles, graspers and infection control kits. The company also has strong positions in pathology services and imaging technologies.

Under the terms of the agreement, Boston Scientific will launch a tender offer for all EndoChoice outstanding shares at a cash price of $8.00 per share. Following the tender offer, if successful, all remaining shares of EndoChoice will receive the same consideration paid to stockholders who participated in the tender offer. The total equity value is approximately $210 million and the transaction is expected to close in the fourth quarter of 2016 subject to customary closing conditions.

“The addition of EndoChoice products and services to our portfolio supports our strategy to provide comprehensive solutions to gastroenterology caregivers and the patients they serve,” said Art Butcher, senior vice president and president, Boston Scientific, endoscopy. “We expect the acquisition to expand our leadership into new categories in the endoscopy market, and to drive strong, continued growth of our endoscopy business.”

Mark Gilreath, founder and chief executive officer, EndoChoice, said, “The combination of our broad portfolio of products and services for the gastroenterology physician, with the complementary products and large global infrastructure of the Boston Scientific endoscopy business, creates an enhanced growth platform for both businesses, and delivers immediate value for our shareholders.”

The acquisition is expected to be breakeven to Boston Scientific adjusted earnings per share in 2017, and accretive thereafter. The transaction is expected to be less accretive (or dilutive, as the case may be) on a GAAP basis, due to amortization expense and transaction and integration costs.

EndoChoice generated approximately $75 million of total sales in the twelve month period ended June 30, 2016. The EndoChoice imaging portfolio includes the Full Spectrum Endoscopy (FUSE®) colonoscope, which enables doctors to better see anatomy and find more lesions during colonoscopies. With respect to the FUSE colonoscope, Boston Scientific intends to evaluate strategic options, and expects to provide further clarity at or around the time of transaction closing.

About Boston Scientific

Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world. As a global medical technology leader for more than 35 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare.  For more information, visit www.bostonscientific.com and connect on Twitter and Facebook. For more information on the Boston Scientific endoscopy business visit http://www.bostonscientific.com/en-US/medical-specialties/gastroenterology.html.

About EndoChoice:
Based near Atlanta, Georgia, EndoChoice (NYSE: GI) is a medtech company focused on the manufacturing and commercialization of platform technologies including endoscopic imaging systems, devices and infection control products and pathology services for specialists treating a wide range of gastrointestinal conditions, including colon cancer. EndoChoice serves more than 2,500 customers in the United States and works with distribution partners in 30 countries. The Company was founded in 2008 and has rapidly developed a broad and innovative product portfolio.  EndoChoice,  and Full Spectrum Endoscopy (Fuse®) are registered trademarks of EndoChoice Holdings, Inc.

Important additional information will be filed with the U.S. Securities and Exchange Commission

This announcement is not a recommendation, and offer to purchase, or a solicitation of an offer to sell shares of EndoChoice stock. Boston Scientific has not yet commenced the tender offer for shares of EndoChoice stock described in this announcement. Upon commencement of the tender offer, Boston Scientific will file with the U.S. Securities and Exchange Commission (SEC) a tender offer statement on schedule TO and related exhibits, including an offer to purchase, letter of transmittal, and other related documents. Following commencement of the tender offer, EndoChoice will file with the SEC a solicitation/recommendation statement on Schedule 14D-9. These documents will contain important information about Boston Scientific, EndoChoice, the transaction, and related matters. Investors and security holders are urged to read each of these documents carefully when they are available. Investors and security holders will be able to obtain free copies of the tender offer statement, the tender offer solicitation/recommendation statement and other documents filed with the SEC by Boston Scientific and EndoChoice through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain these documents by contacting the investor relations departments of Boston Scientific or EndoChoice.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “estimate,” “intend” and similar words.  These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance.  These forward-looking statements include, among other things, statements regarding the EndoChoice transaction, our business plans, regulatory approvals and product performance and impact.  If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements.  These factors, in some cases, have affected and in the future (together with other factors) could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this press release.  As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

Factors that may cause such differences include, among other things: future economic, competitive, reimbursement and regulatory conditions; new product introductions; demographic trends; intellectual property; litigation; financial market conditions; and future business decisions made by us and our competitors.  All of these factors are difficult or impossible to predict accurately and many of them are beyond our control.  For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item 1A — Risk Factors in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Part II, Item 1A — Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file hereafter.  We disclaim any intention or obligation to publicly update or revise any forward-looking statements to reflect any change in our expectations or in events, conditions or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.  This cautionary statement is applicable to all forward-looking statements contained in this document.

Use of Non-GAAP Financial Measures

To supplement our consolidated financial statements presented on a GAAP basis, we disclose certain non-GAAP financial measures including adjusted earnings per share. Adjusted earnings per share excludes goodwill and intangible asset impairment charges; acquisition-, divestiture-, litigation- and restructuring-related charges and credits; certain discrete tax items and amortization expense.  Non-GAAP measures such as adjusted earnings per share are not in accordance with generally accepted accounting principles in the United States.  The GAAP financial measure most directly comparable to adjusted earnings per share is GAAP earnings per share.  The difference between our estimated impact of the acquisition on our GAAP and adjusted earnings per share relates to amortization expense on acquired intangible assets and acquisition-related net charges, which primarily include exit costs and other fees.  These amounts are excluded by the Company for purposes of measuring adjusted earnings per share.

Management uses adjusted earnings per share along with other supplemental non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in our business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources.  Non-GAAP financial measures, including adjusted earnings per share, should not be considered in isolation from or as a replacement for GAAP financial measures.  We believe that presenting non-GAAP financial measures in addition to GAAP financial measures provides investors greater transparency to the information used by our management for its financial and operational decision-making and allows investors to see our results “through the eyes” of management.  We further believe that providing this information better enables our investors to understand our operating performance and to evaluate the methodology used by management to evaluate and measure such performance.

CONTACTS:

Catherine Brady

Media Relations

Boston Scientific Corporation

508-683-4797 (office)

Catherine.brady@bsci.com

Susie Lisa, CFA

Investor Relations

Boston Scientific Corporation

(508) 683-5565 (office)

investor_relations@bsci.com

EndoChoice Contact:

David Gill, President & Chief Financial Officer

david.gill@endochoice.com

678-585-1040